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Exhibit 99.1

                                                                  (HANOVER LOGO)
FOR IMMEDIATE RELEASE

CONTACT:   Hanover Direct, Inc.                        MWW Group
           Charles E. Blue                             Rich Tauberman
           S.V.P. & Chief Financial Officer            Tel: (201) 507-9500
           Tel: (201) 272-3389


HANOVER DIRECT ANNOUNCES THE FILING OF A FORM 12B-25 NOTIFICATION OF LATE FILING
 WITH THE SECURITIES AND EXCHANGE COMMISSION AND THE POSTPONEMENT OF ITS FISCAL
                      YEAR 2003 OPERATING CONFERENCE CALL

EDGEWATER, NJ, March 26, 2004 - Hanover Direct, Inc. today announced that it has filed a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission extending the deadline for filing its Annual Report on Form 10-K for fiscal year ended December 27, 2003 up to 15 calendar days.

The delay in filing the 2003 Annual Report is due to the inability of the Company's independent auditor to complete its audit of the Company's financial statements in a timely manner. The Company recently re-examined its credit facility with Congress Financial Corporation entered into in November 1995 and, based on EITF Issue No. 95-22, "Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement," and certain provisions in the credit agreement, determined that it is required by EITF 95-22 to reclassify the loan facility from long-term to short-term debt, although the facility does not mature until January 31, 2007. The Company and its independent auditors require additional time to calculate accurately the effect of the reclassification of the loan facility from long-term to short-term debt on its historical financial statements. The Company will file its Form 10-K for the fiscal year ended December 27, 2003 no later than the close of business on April 9, 2004.

The conference call with the management of Hanover Direct, Inc. to review the fiscal year 2003 operating results scheduled for March 29, 2004 has been cancelled and has been postponed to a later date following the filing of the 2003 Annual Report.

ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.